As filed with the Securities and Exchange Commission on April 28, 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

C. R. BARD, INC.

(Exact name of registrant as specified in its charter)
New Jersey	22-1454160
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

730 Central Avenue
Murray Hill, New Jersey 07974

(Address, including zip code, of registrant's principal executive offices)

___________________

2003 Long Term Incentive Plan of C. R. Bard, Inc.

(as Amended and Restated)

____________________

Nadia J. Bernstein, Esq.
C. R. Bard, Inc.
730 Central Avenue
Murray Hill, New Jersey 07974

(Name and address of agent for service)

(908) 277-8000

(Telephone number, including area code, of agent for service)

____________________

Copies of all notices, orders and communication to:
Alan D. Schnitzer, Esq.
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017

_____________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.25 per share (3)	2,000,000	$107.41	$214,810,000	$27,216.43
Common Stock Purchase Rights	2,000,000	(4)	(4)	(4)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock which may be issued under the 2003 Long Term Incentive Plan (as Amended and Restated) (the "2003 Plan") to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2) Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales price of the Registrant's Common Stock on the New York Stock Exchange - Composite Tape on April 21, 2004.

(3) Includes the Registrant's Common Stock to be issued pursuant to options or other stock-based awards under the 2003 Plan.

(4) Common Stock Purchase Rights currently are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock, and such Rights would be issued for no additional consideration. Accordingly, there is no offering price for the Rights and no registration fee is required.

This Registration Statement relates to an amendment to the 2003 Long Term Incentive Plan (as Amended and Restated) (the "2003 Plan") of C. R. Bard, Inc. (the "Company") to increase the number of shares of common stock available for issuance thereunder from 3,000,000 to 5,000,000. The contents of the registration statement on Form S-8 with respect to the 2003 Plan, Registration No. 333-104683, filed with the Securities and Exchange Commission (the "Commission") on April 23, 2003 is hereby incorporated by reference pursuant to General Instruction E on Form S-8.

1. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

2. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 5. Interests of Named Experts and Counsel.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 6. Indemnification of Directors and Officers.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5 Opinion of Drinker Biddle & Reath LLP, regarding legality of securities being registered*

23.1 Consent of KPMG LLP*

23.2 Information Regarding Consent of Arthur Andersen LLP

23.3 Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24 Powers of Attorney*

________________

* Filed herewith

Item 9. Undertakings.

Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of New Providence at Murray Hill, State of New Jersey, on the 28th day of April 2004.

C. R. BARD, INC.

By: /s/ Timothy M. Ring

Name: Timothy M. Ring

Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 28th day of April 2004.

Signature	Title

/s/ Timothy M. Ring	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

* Todd C. Schermerhorn	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

* Charles P. Grom	Vice President and Controller (Principal Accounting Officer)

* Marc C. Breslawsky	Director

* T. Kevin Dunnigan	Director

* Herbert L. Henkel	Director

* William H. Longfield	Director

* Theodore E. Martin	Director

* Anthony Welters	Director

* Tony L. White	Director

* By: /s/ Timothy M. Ring Timothy M. Ring Attorney-in-Fact

EXHIBIT INDEX
Exhibit No.	Description

5	Opinion of Drinker Biddle & Reath LLP, regarding legality of securities being registered*

23.1	Consent of KPMG LLP*

23.2	Information Regarding Consent of Arthur Andersen LLP

23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24	Powers of Attorney*

____________________

* Filed electronically herewith

Exhibit 5

[Letterhead of Drinker Biddle & Reath LLP]

April 28, 2004

C. R. Bard, Inc.
730 Central Avenue
Murray Hill, New Jersey 07974

Re: 2003 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated)

Ladies and Gentlemen:

We have acted as special New Jersey counsel to C. R. Bard, Inc., a New Jersey corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale by the Company of up to 2,000,000 shares of the Company's common stock, par value $.25 per share (the "Shares"), and common stock purchase rights attached thereto, pursuant to the 2003 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated) (the "Plan").

For purposes of this opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Registration Statement, together with exhibits filed as a part thereof, and all such other documents, records, certificates, including certificates of public officials, and other instruments as we have deemed necessary or appropriate.

Based upon the foregoing, we are of the opinion that:

      The Company has been duly incorporated and is validly existing under the laws of the State of New Jersey.
      The Shares have been duly authorized and, when sold in the manner and for the consideration contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act.

Very truly yours,

DRINKER BIDDLE & REATH LLP

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors of C. R. Bard, Inc.:

We consent to the use of our report dated February 18, 2004, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' investment, and cash flows for the years then ended, and the related consolidated financial statement schedule, incorporated herein by reference in the registration statement on Form S-8 dated April 28, 2004.

Our report dated February 18, 2004 contains an explanatory paragraph relating to the fact that the consolidated financial statements of C. R. Bard, Inc. and subsidiaries as of December 31, 2001 and for the year then ended were audited by other auditors who have ceased operations. As described in Note 4 to the consolidated financial statements, those consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by C. R. Bard, Inc. as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

KPMG LLP

Short Hills, New Jersey
April 28, 2004

Exhibit 23.2

Information Regarding Consent of Arthur Andersen LLP

On May 7, 2002, the Board of Directors of C. R. Bard, Inc. (the "Company"), upon recommendation of the Audit Committee, made a determination not to engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants. See the Company's Current Report on Form 8-K filed on May 10, 2002 for additional information. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement of Arthur Andersen's previously issued audit report with respect to the Company's consolidated financial statements as of December 31, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the "Securities Act"), permits the Company to file this registration statement without a written consent from Arthur Andersen. However, with respect to transactions in the Company's securities pursuant to the registration statement that occur subsequent to the date this registration statement is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, no claim can be asserted against Arthur Andersen under Section 11(a) of the Securities Act because Arthur Andersen has not consented to the incorporation by reference of its previously issued audit report into this registration statement.

Exhibit 24

C. R. BARD, INC.
POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each of the undersigned, being an officer or director, or both, of C. R. BARD, INC. (the "Company"), in his or her capacity as set forth below, as applicable, hereby constitutes and appoints each of TIMOTHY M. RING and TODD C. SCHERMERHORN, signing singly, as his or her true and lawful attorney and agent, to do any and all acts and all things and to execute any and all instruments which such attorney and agent may deem necessary or desirable to enable the Company to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder in connection with the registration under the Act of shares of common stock of the Company ("Common Stock") to be issued by the Company pursuant to the Company's 2003 Long Term Incentive Plan (as Amended and Restated), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-8 or any Form relating to the sale of such Common Stock, to be filed with the Securities and Exchange Commission with respect to such Common Stock, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments or supplements thereto, whether such amendments or supplements are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

[Balance of Page Intentionally Blank]

IN WITNESS HEREOF, each of the undersigned has subscribed his or her name as of the 21st day of April 2004.

/s/ Timothy M. Ring Name: Timothy M. Ring Title: Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Todd C. Schermerhorn Name: Todd C. Schermerhorn Title: Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Charles P. Grom Name: Charles P. Grom Title: Vice President and Controller (Principal Accounting Officer)

/s/ Marc C. Breslawsky Name: Marc C. Breslawsky Title: Director

/s/ T. Kevin Dunnigan Name: T. Kevin Dunnigan Title: Director

/s/ Herbert L. Henkel Name: Herbert L. Henkel Title: Director

/s/ William H. Longfield Name: William H. Longfield Title: Director

/s/ Theodore E. Martin Name: Theodore E. Martin Title: Director

/s/ Anthony Welters Name: Anthony Welters Title: Director

/s/ Tony L. White Name: Tony L. White Title: Director